Exhibit 99.1

CYBERONICS REPORTS FIRST QUARTER FY08 RESULTS

HOUSTON, Texas, August 29, 2007 — Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the fiscal year 2008 first quarter ended July 27, 2007.

Net sales for the first quarter were $29.1 million compared to $31.4 million in the fourth quarter of fiscal 2007 and $33.7 million in the first quarter of fiscal 2007. U.S. net sales for the first quarter declined to $23.1 million. The U.S. revenue decline is primarily attributable to a significant reduction in the number of VNS Therapy™ Systems utilized for treatment-resistant depression (“TRD”), following both the preliminary and final non–coverage determinations by the Centers for Medicare and Medicaid Services in February and May 2007, respectively. International net sales increased by 44.6% from $4.1 million to $6.0 million compared to the first quarter of the prior year.

Gross profit of $23.5 million for the quarter represented a gross margin of 81%, compared to an 82% gross margin reported in the fourth quarter of fiscal 2007 and an 89% gross margin in the comparable period of the prior year. The decline is attributable to several factors, including lower sales levels resulting in reduced overhead absorption and an increase in lower-margin international sales as a proportion of the total.

Operating expenses totaled $31.4 million, a reduction of $6.9 million from the $38.3 million reported for the first quarter of fiscal 2007. The reduction in operating expenses was facilitated primarily by previously announced expense reduction efforts. On August 22, 2007, we announced a further reduction in personnel and other expense control efforts. As a result, we expect to realize significant cost savings beginning in our fiscal third quarter.

Included in expenses for the quarter is $3.6 million for stock-based compensation expense, compared to $4.8 million in the comparable period of the prior year.

Our loss from operations of $7.9 million compares with a loss from operations of $8.4 million in the first quarter of fiscal 2007. We reported a net loss of $8.2 million for the first quarter as compared to $8.5 million in the same period of the prior year. This represented a loss of $0.31 cents per share, as compared to a loss of $0.34 cents per share in the first quarter of fiscal 2007.

Cash and cash equivalents increased to $86.3 million at July 27, 2007 from $84.8 million at April 27, 2007. This increase includes net cash used in operating activities of $2.3 million, offset primarily by $4.4 million received from the exercise of stock options.

As discussed previously, our objectives are to:

•	Return the Company to positive cash flow and profitability as soon as possible;

•	Build sustainable growth in our core epilepsy business;

•	Right-size our expenditures on TRD activity;

•	Seek opportunities from our intellectual property; and

•	Improve communication with all stakeholders.

“The new management team at Cyberonics is focused on these objectives, and our recent announcements of new sales, marketing, and finance leadership and cost-cutting initiatives are concrete evidence of our commitment toward achieving these objectives,” said Dan Moore, Cyberonics’ President and Chief Executive Officer. “Despite our challenges with the TRD indication, U.S. epilepsy sales experienced some growth, and we continued to achieve double-digit growth in our international sales. We believe we will further increase sales of VNS Therapy for epilepsy patients, and our recent management changes are aimed at that objective. We also plan to initiate a new study to enhance the clinical foundation for reimbursement in TRD. We expect to see ongoing improvement in our financial results as the current fiscal year progresses.”

FIRST QUARTER RESULTS CONFERENCE CALL INSTRUCTIONS

A conference call to discuss first quarter results will be held at 9:00 AM EDT on Wednesday, August 29, 2007. To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.). The conference ID is 12661231; the leader is Dan Moore. Presentation slides will be available on-line at www.cyberonics.com no later than 8:00 AM EDT on Wednesday, August 29, 2007. A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 12661231.

ABOUT VNS THERAPY AND CYBERONICS

Information on Cyberonics, Inc. and VNS TherapyTM is available at www.cyberonics.com and www.vnstherapy.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning returning the Company to positive cash flow and profitability, building sustainable growth in our core epilepsy business, right-sizing our expenditures on TRD activity, seeking opportunities from the intellectual property owned by the Company, improving our credibility and transparency with all external stakeholders, initiating a new clinical study to enhance the clinical foundation for TRD reimbursement, and improving our financial results as the current fiscal year progresses. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the impact of the restatement of our consolidated financial statements or other actions that might be taken or required as a result of such inquiries or the review by the Audit Committee of our Board of Directors of our stock option grants, procedures, and practices, including a default under credit facilities or debt instruments; the potential identification of new material weaknesses in our internal controls over financial reporting; risks and costs associated with such inquiries or review and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC). For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 27, 2007.

CONTACT INFORMATION:

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main: (281) 228-7262
Fax: (281) 218-9332
ir@cyberonics.com

CYBERONICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$86,311,542	$84,804,876
Restricted cash	1,000,000	1,000,000
Accounts receivable, net	16,908,770	18,914,206
Inventories	15,927,585	17,580,830
Other current assets	3,226,645	3,127,345

Total Current Assets	123,374,542	125,427,257
Property and equipment, net	7,427,173	8,028,037
Other assets	3,980,896	4,189,589

Total Assets	$134,782,611	$137,644,883

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Line of credit	$7,500,000	$7,500,000
Accounts payable	4,380,000	5,951,931
Accrued liabilities	14,764,643	14,844,266
Convertible notes	125,000,000	125,000,000
Other	57,110	115,731

Total Current Liabilities	151,701,753	153,411,928
Long-Term Liabilities:
Other	280,906	295,184

Total Long-Term Liabilities	280,906	295,184

Total Liabilities	151,982,659	153,707,112
Total Stockholders’ Deficit	(17,200,048)	(16,062,229)

Total Liabilities and Stockholders’ Deficit	$134,782,611	$137,644,883

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended
	July 27, 2007	July 28, 2006
Net sales	$29,075,469	$33,731,520
Cost of sales	5,551,767	3,801,328

Gross Profit	23,523,702	29,930,192
Operating Expenses:
Selling, general and administrative	25,125,093	31,385,905
Research and development	6,307,723	6,953,557

Total Operating Expenses	31,432,816	38,339,462

Loss From Operations	(7,909,114)	(8,409,270)
Interest income	1,117,231	1,177,958
Interest expense	(1,397,207)	(1,351,623)
Other income, net	42,566	69,200

Loss before income taxes	(8,146,524)	(8,513,735)
Income tax expense	16,939	19,652

Net Loss	$(8,163,463)	$(8,533,387)

Basic loss per share	$(0.31)	$(0.34)
Diluted loss per share	$(0.31)	$(0.34)
Shares used in computing basic loss per share	26,353,718	25,314,450
Shares used in computing diluted loss per share	26,353,718	25,314,450